EXHIBIT 23A7

SSgA FUNDS

AMENDMENT NO. 28 TO

THE FIRST AMENDED AND RESTATED MASTER TRUST AGREEMENT

Abolishment of Existing Sub-Trusts

Addition of Trustee to the Trust

THIS AMENDMENT NO. 28 to the First Amended and Restated Master Trust Agreement, dated October 13, 1993, as amended (also referred to as the Agreement and Declaration of Trust), is made as of the 13th day of January, 2009:

WITNESSETH:

WHEREAS, the Trustees voted in favor of the closure and the abolishment of the SSgA Core Opportunities Fund, SSgA Concentrated Growth Opportunities Fund, SSgA International Growth Opportunities Fund, SSgA Large Cap Value Fund, and SSgA Aggressive Equity Fund including the filing of an amendment to the Agreement and Declaration of Trust to remove the aforementioned Sub-Trusts;

WHEREAS, at a duly constituted meeting of the Trustees held on October 16, 2008, the following resolutions were adopted by the Trustees:

RESOLVED, that the Plan of Liquidation and Termination of the Funds (the “Plan”) in substantially the form attached hereto, be, and hereby is, approved.

RESOLVED, that the proper officers of the Trust be, and each of them hereby is, authorized on behalf of the Trust to declare and pay such dividends and other distributions for the Funds as necessary or appropriate in anticipation of or in connection with the Funds’ liquidation to ensure qualification as a registered investment company within the meaning of Subchapter M of the Internal Revenue Code and avoid the application of any excise tax.

RESOLVED, that the proper officers of the Trust be, and they hereby are, authorized and directed to prepare and file an amendment to the Trust’s First Amended and Restated Master Trust Agreement dated October 13, 1993, as amended, with the Secretaries of State of Washington and Massachusetts and the Boston City Clerk to give effect to the abolishment of the Funds as discussed at this meeting.

RESOLVED, that the proper officers of the Trust be, and they hereby are, authorized on behalf of the Trust to execute such instruments or documents and take such other action, including providing notice of termination with respect to the Fund’s service provider arrangements and state securities registration, as they may deem necessary or desirable to effect the goals and purposes of the Plan.

WHEREAS, at a duly constituted meeting of the Trustees held on November 18, 2008, the following resolutions were adopted by the Trustees:

RESOLVED, that the nomination by the Governance Committee of the appointment of Shawn C.D. Johnson to serve as a Trustee in accordance with terms and provisions of the Trust Agreement and Bylaws of the SSgA Funds effective immediately be, and it hereby is, approved .

RESOLVED, that Section 3.1(a) of the Trust Agreement be amended as follows:

(a)           Trustees.  The Trustees hereof and of each Sub-Trust hereunder shall be Lynn L. Anderson, William L. Marshall, Steven J. Mastrovich, Patrick J. Riley, Richard D. Shirk, Bruce D. Taber, Henry W. Todd, and Shawn C.D. Johnson;

RESOLVED, that the officers of the Trust be, and they hereby are, authorized, empowered and directed to take other such action as may be necessary to give effect to the foregoing resolutions.

RESOLVED, that the officers of the SSgA Funds are authorized to take such other actions deemed necessary and appropriate to give effect to the foregoing resolutions.

NOW, THEREFORE,

The first paragraph of Section 4.2 of the Agreement and Declaration of Trust is hereby amended to read in pertinent part as follows:

“Section 4.2  Establishment and Designation of Sub-Trusts.  Without limiting the authority of the Trustees set forth in Section 4.1 to establish and designate any further Sub-Trusts, the Trustees hereby establish and designate the following Classes and Sub-Trusts:  (i) Institutional Class:  SSgA Money Market Fund, SSgA US Government Money Market Fund, SSgA S&P 500 Index Fund, SSgA Small Cap Fund, SSgA Disciplined Equity Fund, SSgA International Stock Selection Fund, SSgA Bond Market Fund, SSgA US Treasury Money Market Fund, SSgA Intermediate Fund, SSgA Prime Money Market Fund, SSgA Emerging Markets Fund, SSgA Tax Free Money Market Fund, SSgA Tuckerman Active REIT Fund, SSgA Life Solutions Income and Growth Fund, SSgA Life Solutions Balanced Fund, SSgA Life Solutions Growth Fund, SSgA High Yield Bond Fund, SSgA IAM SHARES Fund, SSgA Directional Core Equity Fund, SSgA Enhanced Small Cap Fund and SSgA Core Edge Equity Fund; (ii) Class R: SSgA Bond Market Fund Class R Shares, SSgA Small Cap Fund Class R Shares, SSgA Life Solutions Balanced Fund Class R Shares, SSgA Life Solutions Growth Fund Class R Shares, and SSgA Life Solutions Income and Growth Fund Class R Shares; and (iii) Select Class:  SSgA Emerging Markets Fund Select Class Shares. The Shares of each Sub-Trust and any Shares of any further Sub-Trusts that may from time to time be established and designated by the Trustees shall (unless the Trustees otherwise determine with respect to some further Sub-Trust at the time of establishing and designating the same) have the following relative rights and preferences:” and

Section 3.1(a) of the Agreement and Declaration of Trust is amended as follows:

(a)           Trustees.  The Trustees hereof and of each Sub-Trust hereunder shall be Lynn L. Anderson, William L. Marshall, Steven J. Mastrovich, Patrick J. Riley, Richard D. Shirk, Bruce D. Taber, Henry W. Todd, and Shawn C.D. Johnson;

The undersigned hereby certifies that the Amendment set forth above has been duly adopted in accordance with the provisions of the Master Trust Agreement.

IN WITNESS WHEREOF, the undersigned has hereunto set her hand as of the day and year first above written.

SSgA FUNDS

/s/ Carla L. Anderson
Carla L. Anderson
Assistant Secretary